Exhibit 99.2

CONSOLIDATED FINANCIAL STATEMENTS

BioMimetic Therapeutics, Inc.

Years ended December 31, 2012, 2011 and 2010

With Report of Independent Registered Public Accounting Firm

BIOMIMETIC THERAPEUTICS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2012, 2011 and 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of BioMimetic Therapeutics, Inc.

We have audited BioMimetic Therapeutics, Inc.’s (the “Company”) internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO criteria”). The Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying “Management’s Report on Internal Control Over Financial Reporting.” Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, BioMimetic Therapeutics, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of BioMimetic Therapeutics, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2012 of BioMimetic Therapeutics, Inc. and our report dated March 13, 2013 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Nashville, Tennessee

March 13, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of BioMimetic Therapeutics, Inc.

We have audited the accompanying consolidated balance sheets of BioMimetic Therapeutics, Inc. (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2012 and 2011, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 13, 2013 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Nashville, Tennessee

March 13, 2013

BIOMIMETIC THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$16,665,170	$18,503,061
Investments—short term	19,240,953	42,950,397
Receivables—trade, net	502,759	85,759
Receivables—other	300,114	1,121,596
Inventory, net	4,682,142	3,528,771
Prepaid expenses	692,424	485,385

Total current assets	42,083,562	66,674,969
Receivables—long term, net	73,048	73,801
Prepaid expenses—long term	—	4,577
Property and equipment, net	3,948,081	5,304,565
Capitalized patent license fees, net	2,507,886	2,443,590
Deposits	385,000	385,000

Total assets	$48,997,577	$74,886,502

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,695,100	$2,392,910
Accrued payroll, employee benefits and payroll taxes	1,106,872	2,430,701
Other accrued expenses	2,483,736	634,216
Current portion of capital lease obligations	85,668	83,921
Deferred revenue	971,188	973,849

Total current liabilities	6,342,564	6,515,597
Other liabilities	2,000	—
Accrued rent—related party	585,055	622,950
Capital lease obligations	46,056	131,724
Deferred revenue	12,633,452	13,604,641

Total liabilities	19,609,127	20,874,912
Stockholders’ equity:
Preferred stock, $0.001 par value; 15,000,000 shares authorized; no shares issued and outstanding as of December 31, 2012 and 2011	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 28,264,814 shares issued and outstanding as of December 31, 2012; 28,128,280 shares issued and outstanding as of December 31, 2011	28,265	28,128
Additional paid-in capital	217,932,327	214,626,320
Accumulated other comprehensive income	556	4,490
Accumulated deficit	(188,572,698)	(160,647,348)

Total stockholders’ equity	29,388,450	54,011,590

Total liabilities and stockholders’ equity	$48,997,577	$74,886,502

See accompanying notes.

BIOMIMETIC THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended December 31,
	2012	2011	2010
Revenues:
Product sales	$1,140,348	$326,547	$14,742
Royalty income	299,756	427,211	487,595
Sublicense fee income	973,849	971,188	971,188
Other income	57,715	—	—

Total revenues	2,471,668	1,724,946	1,473,525
Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	373,315	53,431	17,250
Research and development (a)	10,318,600	14,694,803	17,966,916
General and administrative (b)	18,291,255	16,033,714	15,160,468
Depreciation and capital lease amortization	1,199,076	1,256,552	1,234,335
Patent license fee amortization	47,726	36,793	1,658,104

Total costs and expenses	30,229,972	32,075,293	36,037,073

Loss from operations	(27,758,304)	(30,350,347)	(34,563,548)
Interest expense, net	(2,789)	(4,321)	(3,602)
Investment income, net	64,945	112,859	143,720
Impairment loss on equipment	(227,810)	(2,939,601)	—
Other income from governmental grants	—	—	513,959
Loss on foreign currency translation and other	(1,392)	(8,567)	(27,680)

Loss before income taxes	(27,925,350)	(33,189,977)	(33,937,151)
Income taxes	—	—	—

Net loss	$(27,925,350)	$(33,189,977)	$(33,937,151)

Other comprehensive loss:
Net unrealized (loss) gain on foreign currency translation	(1,213)	(2,256)	111
Net unrealized gain (loss) on investments classified as available for sale	(2,721)	9,208	(19,960)

Comprehensive loss	$(27,929,284)	$(33,183,025)	$(33,957,000)

Basic and diluted net loss per share	$(0.99)	$(1.19)	$(1.38)

Weighted average shares used to compute basic and diluted net loss per share	28,196,752	28,002,185	24,626,170

Related party disclosures:
(a) —Research and development includes professional fees to related parties	$20,000	$32,375	$14,875

(b) —General and administrative includes rent and operating expenses to related parties	$2,142,936	$2,099,043	$1,898,668

See accompanying notes.

BIOMIMETIC THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2012, 2011 and 2010

	Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount

Balance at December 31, 2009	21,825,028	$21,825	$160,532,625	$17,387	$(93,520,220)	$67,051,617
Comprehensive loss:
Net loss	—	—	—	—	(33,937,151)	(33,937,151)
Other comprehensive loss:
Net unrealized gain on foreign currency translation				111	—	111
Net unrealized loss on investments				(19,960)	—	(19,960)

Total comprehensive loss				(19,849)	(33,937,151)	(33,957,000)
Issuance of common stock	458,676	459	1,113,950	—	—	1,114,409
Public offering of common stock, net	5,642,280	5,642	44,923,405	—	—	44,929,047
Compensation expense relating to common stock options granted	—	—	3,983,667	—	—	3,983,667

Balance at December 31, 2010	27,925,984	27,926	210,553,647	(2,462)	(127,457,371)	83,121,740
Comprehensive loss:
Net loss	—	—	—	—	(33,189,977)	(33,189,977)
Other comprehensive loss:
Net unrealized loss on foreign currency translation				(2,256)	—	(2,256)
Net unrealized gain on investments				9,208	—	9,208

Total comprehensive loss				6,952	(33,189,977)	(33,183,025)
Issuance of common stock	202,296	202	468,739	—	—	468,941
Compensation expense relating to common stock options granted	—	—	3,603,934	—	—	3,603,934

Balance at December 31, 2011	28,128,280	28,128	214,626,320	4,490	(160,647,348)	54,011,590
Comprehensive loss:
Net loss	—	—	—	—	(27,925,350)	(27,925,350)
Other comprehensive loss:
Net unrealized loss on foreign currency translation				(1,213)	—	(1,213)
Net unrealized loss on investments				(2,721)	—	(2,721)

Total comprehensive loss				(3,934)	(27,925,350)	(27,929,284)
Issuance of common stock	136,534	137	565,166	—	—	565,303
Compensation expense relating to common stock options granted	—	—	2,740,841	—	—	2,740,841

Balance at December 31, 2012	28,264,814	$28,265	$217,932,327	$556	$(188,572,698)	$29,388,450

See accompanying notes.

BIOMIMETIC THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2012	2011	2010
Cash flows from operating activities
Net loss	$(27,925,350)	$(33,189,977)	$(33,937,151)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and capital lease amortization expense	1,199,076	1,256,552	1,234,335
Patent license fee amortization	47,726	36,793	1,658,104
Net unrealized (loss) gain on foreign currency translation	(1,213)	(2,256)	111
Non-cash stock-based compensation expense	2,740,841	3,603,934	3,983,667
Non-cash issuance of common stock	431,191	154,402	283,188
Bad debt expense	13,325	(1,175)	—
Loss on disposal of equipment	—	—	200
Impairment loss on equipment	227,810	2,939,601	—
Changes in operating assets and liabilities:
Receivables	391,910	(803,551)	213,590
Inventory	(1,153,371)	(1,270,578)	(1,213,888)
Prepaid expenses	(202,462)	103,353	(14,101)
Accounts payable, accrued payroll and other accrued expenses	(208,015)	(508,323)	1,480,741
Deferred revenue	(973,849)	(971,188)	(971,188)

Net cash used in operating activities	(25,412,381)	(28,652,413)	(27,282,392)

Cash flows from investing activities
Capitalized patent license fees	(112,022)	(612,446)	(601,427)
Purchases of property and equipment	(70,402)	(1,907,898)	(534,097)
Purchases of investments	(36,120,259)	(76,118,386)	(126,807,284)
Sales of investments	59,826,982	113,930,000	99,550,000

Net cash provided by (used in) investing activities	23,524,299	35,291,270	(28,392,808)

Cash flows from financing activities
Payments on capital lease obligations	(83,921)	(78,664)	(73,445)
Issuance of common stock under compensation plans	134,112	314,539	831,221
Net proceeds from issuance of common stock	—	—	45,002,406

Net cash provided by financing activities	50,191	235,875	45,760,182

Net (decrease) increase in cash and cash equivalents	(1,837,891)	6,874,732	(9,915,018)
Cash and cash equivalents, beginning of period	18,503,061	11,628,329	21,543,347

Cash and cash equivalents, end of period	$16,665,170	$18,503,061	$11,628,329

Supplemental disclosures of cash flow information
Interest paid	$3,691	$5,339	$4,479

Supplemental non-cash disclosures
Acquisition of property and equipment through capital leases	$—	$—	$136,416

See accompanying notes.

BIOMIMETIC THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of the Business, Background and Basis of Presentation

Nature of the Business

BioMimetic Therapeutics, Inc. (“BioMimetic” or the “Company”) is a biotechnology company specializing in the development and commercialization of innovative products to promote the healing of musculoskeletal injuries and diseases, including therapies for orthopedic, sports medicine and spine applications.

Background

The Company was incorporated on April 14, 1999 in the state of Tennessee as BioMimetic Pharmaceuticals, Inc. Effective June 1, 2001, BioMimetic Pharmaceuticals, Inc., merged with and into BioMimetic Merger Corp., a Delaware corporation. As part of the merger agreement, BioMimetic Merger Corp. designated the surviving corporate name to be BioMimetic Pharmaceuticals, Inc., a Delaware corporation. The transactions described above have been accounted for as common control reorganizations. In July 2005, the Company changed its corporate name to BioMimetic Therapeutics, Inc.

Since inception, the Company has expended significant funds on business planning, obtaining financing, hiring skilled employees, and developing its product and product candidates through pre-clinical studies, clinical trials and regulatory activities in the United States and in several markets located outside of the United States (“OUS”).

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements reflect the operations of the Company and its wholly-owned subsidiaries, BioMimetic Therapeutics Limited in the United Kingdom, BioMimetic Therapeutics Pty Ltd. in Australia, BioMimetic Therapeutics Canada, Inc., and BioMimetic Therapeutics USA, Inc. Inter-company balances and transactions are eliminated in consolidation. As of December 31, 2012, BioMimetic Therapeutics Limited had no employees and had no operating activities other than making and maintaining regulatory submissions for the Company’s product candidates in the European Union (“EU”). BioMimetic Therapeutics Pty Ltd. was established in 2011 to facilitate sales activities in Australia for Augment™ Bone Graft (“Augment”), the Company’s first orthopedic product, which in 2011 was listed by the Australian Therapeutics Goods Administration (“TGA”) and by the New Zealand Medicines and Medical Devices Safety Authority (“Medsafe”), clearing the way for commercialization of Augment in Australia and New Zealand, respectively. BioMimetic Therapeutics Canada, Inc. was established in 2010 to facilitate sales activities in Canada for Augment, which received regulatory approval from Health Canada (“HC”) in 2009. As of December 31, 2012, BioMimetic Therapeutics Pty Ltd. and BioMimetic Therapeutics Canada, Inc. had no employees, but had incurred certain operational expenses. BioMimetic Therapeutics USA, Inc., a Delaware corporation, was formed by the Company in 2011 to facilitate product sales activities in the United States.

The accompanying consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles. Operating results for the year ended December 31, 2012 are not necessarily indicative of the results that may be expected for any other future period.

2. Acquisition by Wright Medical Group, Inc.

The Company announced in November 2012 that it had entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Wright Medical Group, Inc. (“Wright”). As a result of the transaction, the Company will become a wholly-owned subsidiary of Wright and the stockholders of the Company prior to the merger will own approximately 14.5% of Wright.

Under the terms of the Merger Agreement, each outstanding share of BioMimetic’s common stock (other than shares owned by Wright, BioMimetic or their respective subsidiaries, or shares as to which dissenters’ rights have been properly exercised) will be converted into the right to receive (i) $1.50 in cash, without interest, (ii) 0.2482 of a validly issued, fully paid and non-assessable share of Wright common stock, $0.01 par value per share (“Wright Common Stock”) and (iii) one contingent value right (a “CVR”) to be issued by Wright , which entitles its holder to receive additional cash payments of up to $6.50 per share, which are payable upon receipt of U.S. Food and Drug Administration (“FDA”) approval of Augment and upon achieving certain revenue milestones.

BIOMIMETIC THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. Acquisition by Wright Medical Group, Inc. (continued)

In connection with the Merger Agreement, Wright and a trustee mutually agreeable to the Company and Wright will enter into an agreement governing the terms of the CVRs. A holder of a CVR will be entitled to receive the following cash payments, conditioned upon the achievement of certain milestones as follows:

•	Approval Milestone: Wright would be obligated to pay $3.50 per CVR upon FDA approval of Augment on or before the sixth anniversary of the closing of the Merger.

•	Product Sales Milestone #1: Wright would be obligated to pay $1.50 per CVR the first time sales of specified products exceed $40,000,000 during a consecutive 12-month period.

•	Product Sales Milestone #2: Wright would be obligated to pay $1.50 per CVR the first time sales of specified products exceed $70,000,000 during a consecutive 12 month period.

The latter two sales milestone payments cannot be made sooner than 24 and 36 months post-closing of the transaction, respectively. The transaction closed on March 1, 2013. See Note 20.

3. Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company considers cash on hand, deposits in banks, certificates of deposit and money market funds to be cash and cash equivalents. Interest earned on cash and cash equivalents are included in interest income in the accompanying consolidated statements of operations.

Investments and Investment Income

The Company invests in marketable securities, which are classified as available-for-sale. These investments are stated at fair market value, with any unrealized gains and losses, net of tax, reported in accumulated other comprehensive income in the accompanying consolidated balance sheets and consolidated statements of stockholders’ equity. Realized gains and losses and declines in market value judged to be other-than-temporary on investments in marketable securities are included in investment income, net in the accompanying consolidated statements of comprehensive income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in investment income, net in the accompanying consolidated statements of comprehensive income.

Receivables – Trade

Trade receivables are recorded at the invoiced amount and do not bear interest. The trade receivables balances at December 31, 2012 and 2011 represent the amounts due from product sales of Augment. An allowance of $20,200 and $6,875 has been recorded as of December 31, 2012 and 2011, respectively, to recognize management’s estimate of uncollectible accounts. Management’s determination of the collectability of trade receivables includes an evaluation based on historical trends in aging of receivables, customer payment history, and analysis of certain risks on a customer specific basis.

Receivables – Other

Receivables from others consist of the following: (1) royalty income, (2) accrued interest receivable, (3) third party reimbursements, and (4) other receivables in the normal course of business transactions.

Inventory

Inventories are carried at the lower of actual cost (first-in, first-out) or current net realizable value. The Company regularly reviews existing inventory quantities, expiration dates of existing inventory, and inventory purchase commitments with suppliers to evaluate a provision for excess, expired, obsolete and scrapped inventory based primarily on the Company’s historical usage and anticipated future usage. If appropriate, reserves for such obsolescence, shrinkage, expiration, and potential scrapping of product batches that may not be released for sale are included in inventory. The expense for the allowance is recorded within the research and development expense line item within the consolidated statements of comprehensive income. Although the Company’s management makes every effort to ensure the accuracy of its forecasts of future product demand, any significant unanticipated change in demand or technological developments could have a significant impact on the value of the Company’s inventory and reported operating results.

BIOMIMETIC THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. Summary of Significant Accounting Policies (continued)

Valuation of Purchase Commitments

The Company has substantial firm purchase commitments with certain of its suppliers related to future inventory requirements. At each period end, the Company assesses the need for any provision for future losses associated with these future purchase commitments in accordance with Accounting Standards Codification (“ASC”) 330, Inventory and ASC 440, Commitments (formerly Accounting Research Bulletin (“ARB”) No. 43, Restatement and Revision of Accounting Research Bulletins). As of December 31, 2012, no reserves have been recorded associated with these future purchase commitments.

Prepaid Expenses

Prepaid expenses consist of supplies, annual maintenance and service agreements, insurance premiums and other expenditures in the normal course of business that the Company has paid in advance.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. The Company has determined the estimated useful lives of its property and equipment range from three to seven years.

Maintenance and repairs are charged to expense as incurred. The cost and accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts and the resulting gain or loss is reflected in the accompanying consolidated statements of operations.

Capitalized Patent License Fees

The Company has capitalized certain costs including milestone and sub-license fees, related to obtaining patent licenses from non-related party institutions. The Company’s policy is to capitalize and amortize these costs over the remaining patent life, and to write-off fully amortized costs upon expiration. The termination dates of the patents range from June 2025 to February 2029.

Impairment of Long-Lived Assets

The Company assesses the impairment of long-lived assets whenever events or changes in business circumstances indicate that the carrying amounts of the assets may not be fully recoverable. Measurement of an impairment loss is required when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. The amount of a recognized impairment loss is the excess of an asset’s carrying value over its fair value. In 2012 and 2011, the Company recorded an impairment loss of $227,210 and $2,939,601, respectively, on equipment intended to be used in its new manufacturing facility located on the same campus as its current office space in Franklin, Tennessee. The Company did not recognize any impairment losses on long-lived assets for the year ended December 31, 2010.

Accrued Expenses

As part of the process of preparing its consolidated financial statements, management is required to estimate expenses that the Company has incurred for which it has not been invoiced. This process involves identifying services that have been performed on the Company’s behalf and estimating the level of services performed by third parties and the associated cost incurred for such services where the Company has not been invoiced or otherwise notified of actual costs. Examples of expenses for which the Company accrues based on estimates include milestone payments, salaries and wages, unpaid vacation and sick pay, fees for services, such as those provided by clinical research and data management organizations, investigators and fees owed to contract manufacturers in conjunction with the manufacture of clinical trial materials. In connection with such service fees, these estimates are most affected by management’s understanding of the status and timing of services provided relative to the actual levels of services incurred by such service providers. The majority of the Company’s service providers invoice the Company monthly in arrears for services performed. In the event that the Company does not identify certain costs that have begun to be incurred or the

BIOMIMETIC THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. Summary of Significant Accounting Policies (continued)

Company under- or over-estimates the level of services performed or the costs of such services, the actual expenses could differ from such estimates. The date on which certain services commence, the level of services performed on or before a given date, and the cost of such services are often subjective determinations. Management makes these estimates based upon the facts and circumstances known to it at the time and in accordance with U.S. generally accepted accounting principles. Milestone payments due within 12 months are considered short-term liabilities and those due in over 12 months are considered long-term liabilities.

Revenue Recognition

The Company follows the revenue recognition criteria outlined in ASC 605, Revenue Recognition (includes former Staff Accounting Bulletin 101, Revenue Recognition in Financial Statements, as amended by SAB 104, Revenue Recognition, Emerging Issues Task Force Issue 00-21, Revenue Arrangements with Multiple Deliverables, and Statement of Financial Accounting Standards No. 48, Revenue Recognition When Right of Return Exists).

Product sales

Product sales revenue is recognized upon delivery of the product to the customer. The Company generated its first revenues in December 2005 from the sale of GEM 21S to Luitpold Pharmaceuticals, Inc. (“Luitpold”) after receiving FDA approval in November 2005. In January 2008, the Company sold to Luitpold its remaining orofacial therapeutic business, including the rights to the downstream formulation, fill, finish, manufacturing and kitting of GEM 21S. As such, no product sales revenue from sales of GEM 21S has been recorded by the Company for the years subsequent to 2008. See Note 6.

Product sales revenues were derived from sales of Augment in each of the three years ended December 31, 2012 and, beginning in 2012, from sales of Augmatrix TM Biocomposite Bone Graft (“Augmatrix”). The Company is selling Augment in Canada through an exclusive independent sales agent utilizing a network of independent distributors across Canada and in Australia and New Zealand through an exclusive independent distributor of medical devices. The Company is marketing Augmatrix in the United States through its existing sales network.

Royalty income

Royalty revenues are received from a sublicensor in arrears based on sales by the sublicensor. In exchange for the rights to the exclusive worldwide marketing, distribution and sales of GEM 21S, Luitpold is obligated to pay royalties to the Company based on net sales by Luitpold. The December 2007 agreement to sell the Company’s remaining orofacial therapeutic business to Luitpold requires a continuation of royalty payments to the Company. Luitpold is required to report its sales and remit royalties to the Company on a quarterly basis. The Company’s policy is to recognize royalty income when the sales information is received from Luitpold.

Sublicense fee income

Non-refundable license fees under agreements where the Company has an ongoing research and development commitment are amortized, on a straight-line basis, over the performance period. Revenues from milestones are only recognized upon achievement of the milestone criteria. Milestone payments received for sublicense fees are deferred and recognized as revenue on a straight-line basis over the remaining term of the sublicense.

The Company has an amended and restated exclusive sublicense agreement and an exclusive license agreement with Luitpold. Sublicense fees are due to the Company upon achievement of the milestone criteria. In December 2005, the Company received $15,000,000 from Luitpold upon receiving approval from the FDA for the Company’s first product, GEM 21S. In December 2007, the Company received $5,000,000 from Luitpold upon the second anniversary of FDA approval of GEM 21S.

In accordance with the provisions of ASC 605-25, Revenue Recognition, Multiple-Element Arrangements (formerly EITF 00-21, Revenue Arrangements with Multiple Deliverables), and Accounting Standards Update (“ASU”) 2010-17, Revenue Recognition – Milestone Method (Topic 605), and the specific accounting guidance regarding biotechnology license, research and development and contract manufacturing agreements, when the proceeds of milestone payments are received, the Company amortizes them over the term of the amended and restated sublicense agreement with Luitpold, which expires in December 2026. Sublicense fee income represents the current amortization of the total proceeds from these milestones.

BIOMIMETIC THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. Summary of Significant Accounting Policies (continued)

Other income

Other income as reflected in the accompanying consolidated statements of comprehensive income include sublease rental income of office space located at the Company’s headquarters in Franklin, Tennessee.

Governmental grants

Certain governmental grants were received by the Company in 2010. In July 2010, the Company was awarded a cash grant of $25,000 under the Incumbent Worker Training (“IWT”) program. The IWT program was created by the Tennessee Department of Labor and Workforce Development – Workforce Development Division of the State of Tennessee to reimburse companies for certain qualifying training expenses. There are no unfulfilled conditions nor any contingent liability for repayment related to the IWT program cash grant. In November 2010, the Company was awarded two cash grants totaling $488,959 under the U.S. government’s Qualifying Therapeutic Discovery Project (“QTDP”) program. The QTDP program was created by the U.S. Congress as part of the Patient Protection and Affordable Care Act of 2010, and provides a tax credit or grant equal to eligible costs and expenses for tax years 2009 and 2010. The QTDP program is aimed at creating and sustaining high-quality, high-paying jobs in the United States, while advancing the nation’s competitiveness in life, biological and medical sciences. There are no unfulfilled conditions nor any contingent liability for repayment related to the QTDP program cash grant. The three resulting government cash grants received by the Company during 2010 were recognized when awarded.

Research and Development

The Company expenses costs associated with research and development activities as incurred. The Company evaluates payments made to suppliers and other vendors in accordance with ASC 830, Research and Development (formerly SFAS No. 2, Accounting for Research and Development Costs), and determines the appropriate accounting treatment based on the nature of the services provided, the contractual terms, and the timing of the obligation. Research and development costs include payments to third parties that specifically relate to the Company’s product candidates in clinical development, such as payments to contract research organizations, clinical investigators, manufacture of clinical material, product related consultants, contract manufacturing start-up costs, manufacturing scale-up costs, milestone payments and insurance premiums for clinical studies. In addition, employee costs (salaries, payroll taxes, benefits, stock-based compensation costs and travel) for employees of the manufacturing, regulatory affairs, clinical affairs, quality assurance, quality control and research and development are classified as research and development costs. Research and development spending for past periods is not indicative of spending in future periods.

Income Taxes

The Company accounts for income taxes utilizing the asset and liability method prescribed by the provisions of ASC 740, Income Taxes (formerly SFAS No. 109, Accounting for Income Taxes). Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is provided for the deferred tax assets related to future years, including loss and credit carryforwards, if there is not sufficient evidence to indicate that the results of operations will generate sufficient taxable income to realize the net deferred tax asset in future years.

The Company accounts for uncertain tax positions in accordance with ASC 740, Income Taxes (formerly Financial Accounting Standards Board FIN 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”)). ASC 740 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation prescribes that the Company should use a “more likely than not” recognition threshold based on the technical merits of the tax position taken. Tax positions that meet the “more likely than not” recognition threshold should be measured in order to determine the tax benefit to be recognized in the financial statements. ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

BIOMIMETIC THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. Summary of Significant Accounting Policies (continued)

Stock-Based Compensation

2001 Long-Term Stock Incentive Plan

The Company’s 2001 Long-Term Stock Incentive Plan (the “2001 stock incentive plan”) provided that incentive stock options (“ISOs”), non-qualified stock options (“NQSOs”), stock appreciation rights (“SARs”), stock units, restricted stock, restricted stock units, performance units, performance shares awards and other equity-based awards could be granted to the Company’s executive officers, directors, non-executive officer employees, and other key personnel. The 2001 stock incentive plan expired in 2011 and no further awards will be granted under this stock incentive plan.

2012 Equity Incentive Plan

In February 2012, the Company’s board of directors, upon the recommendation of its compensation committee, adopted and approved the form, terms and provisions of the Company’s 2012 Equity Incentive Plan (the “2012 equity incentive plan”). In June 2012, the Company’s stockholders approved the 2012 equity incentive plan at the Company’s 2012 annual meeting of stockholders. The 2012 equity incentive plan provides for the grant of ISOs, NQSOs, SARs, stock units, restricted stock, restricted stock units, performance awards and other equity-based awards to employees and other key personnel. Awards requiring exercise will be granted at an exercise price determined by the Company’s compensation committee at the time the award is granted, and may not be less than the fair market value of the common stock at the date of grant. The maximum term of any award granted pursuant to the 2012 equity incentive plan is 10 years from the date of grant.

Historically, the long-term incentive compensation granted by the Company has consisted primarily of stock options, including ISOs or NQSOs. Under current tax regulations, the Company does not receive a tax deduction for the issuance, exercise or disposition of ISOs if the grantee meets specific holding requirements. If the grantee does not meet the holding requirements, a disqualifying disposition occurs, at which time the Company will receive a tax deduction. The Company does not record tax benefits related to ISOs unless and until a disqualifying disposition occurs. Upon a disqualifying disposition, the entire tax benefit is recorded as a reduction of income tax expense. The Company receives a tax deduction for the exercise of NQSOs. The Company has not recognized any income tax benefit for the three years ended December 31, 2012 for share-based compensation arrangements due to the fact that it does not believe that it will recognize any deferred tax assets from such compensation cost recognized in the current period.

In general, stock option awards granted under the 2012 equity incentive plan vest 25% per year over a four-year period as an incentive to retain the Company’s employees. The 2012 equity incentive plan provides that upon the occurrence of certain major corporate transactions, such as in the event of a merger or similar transaction, the administrator must provide for either the assumption or substitution of the outstanding awards, or the cash-out of the outstanding awards. For those awards that are assumed or substituted by the surviving entity, the 2012 equity incentive plan provides that the Administrator may provide for accelerated vesting upon a change in control.

Effective January 1, 2006, the Company adopted ASC 505, Equity-Based Payments to Non-Employees (“ASC 505”), and ASC 718, Compensation – Stock Compensation (formerly SFAS No. 123(R), Share-Based Payment) (“ASC 718”), using the modified prospective method of transition. Under that transition method, compensation expense recognized in the three years ended December 31, 2012 includes: (a) compensation costs for all share-based payments granted prior to January 1, 2006, which are based on the intrinsic value method proscribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and (b) compensation costs for all share-based payments granted subsequent to January 1, 2006, which are based on the grant date fair value estimated in accordance with the provisions of ASC 505 and ASC 718.

In accordance with ASC 505 and ASC 718, the fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model using weighted average assumptions amortized to expense over the options’ vesting periods. These assumptions include the risk-free interest rate, expected dividend yield, volatility factor of the expected market price of the Company’s common stock, forfeiture rate and weighted average expected life of the option. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. The expected dividend yield is based on the Company’s historical dividend experience. Since its inception, the Company has not declared dividends. The expected volatility of the Company’s future stock price is based on the historical volatility of the trading price of the Company’s common stock since

BIOMIMETIC THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. Summary of Significant Accounting Policies (continued)

inception. The amount of stock-based compensation expense recognized during a period is based on the portion of the awards that are ultimately expected to vest. The Company estimates pre-vesting forfeitures at the time of grant by analyzing historical data and revises those estimates in subsequent periods if actual forfeitures differ materially from those estimates. Ultimately, the total expense recognized over the vesting period will equal the fair value of the awards that actually vest. The expected life of options granted represent the period of time that options granted are expected to be outstanding and are derived from the contractual terms of the options granted and adjusted for historical experience. The resulting weighted average expected life of the options granted to employees and non-employees is represented as a range. The Company’s historical experience has shown that employees tend to exercise stock options as the options vest or upon termination, represented by the lower end of the range, whereas non-employee directors or consultants tend to hold the stock options longer term, represented by the higher end of the range.

Comprehensive Loss

ASC 220, Comprehensive Income (formerly SFAS No. 130, Reporting Comprehensive Income) (“ASC 220”), establishes standards for the reporting and display of comprehensive income (loss) and its components in the consolidated financial statements. The Company’s comprehensive income (loss) as defined by ASC 220 is the total of net income (loss) and all other changes in equity resulting from non-owner sources including unrealized gains/losses on investments.

Effective January 1, 2012, the Company adopted ASU No. 2011-05, Comprehensive Income (Topic 220)—Presentation of Comprehensive Income (“ASU 2011-05”) and ASU No. 2011-12, Comprehensive Income (Topic 220) (“ASU 2011-12”). ASU 2011-05 and ASU 2011-12 require an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

ASC 825-10, Financial Instruments (formerly SFAS No. 107), requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. Due to their short-term nature, the carrying amounts reported in the consolidated financial statements approximate the fair value for cash, cash equivalents, short-term investments, accounts receivable, accounts payable, accrued expenses and capital lease obligations.

For information on the fair value of the Company’s investments, see Note 12.

Concentration of Credit Risk and Limited Suppliers

Cash and cash equivalents and investments consist of financial instruments that potentially subject the Company to concentrations of credit risk to the extent recorded on the consolidated balance sheets. The Company maintains cash in financial institutions in excess of Federal Deposit Insurance Corporation limitations. The Company believes that it has established guidelines for investment of its excess cash with the intent to maintain principal and liquidity through its policies on diversification and investment maturity.

As of December 31, 2012, the Company had short-term investments of $19,240,953 classified as available-for-sale. These short-term investments consist of U.S. government sponsored enterprise (“GSE”) securities, corporate bonds, bank bonds and commercial paper. These investments have maturity dates ranging from January 2013 to May 2013 with coupon rates ranging from 0.19% to 5.0%.

BIOMIMETIC THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. Summary of Significant Accounting Policies (continued)

The Company relies on certain materials used in its development process that are procured from a single source supplier as well as certain third-party contract manufacturers that make its product candidates. The failure of its supplier or contract manufacturers to deliver on schedule, or at all, could delay or interrupt the development process and adversely affect the Company’s clinical trials, and ultimately, operating results.

Segment Information

The Company has determined that it is principally engaged in one operating segment. The Company’s product development efforts are primarily in the treatment of musculoskeletal injuries and diseases, including orthopedic, spine and sports injury applications for the repair and regeneration of orthopedic tissues, including bone, cartilage, ligaments or tendons.

Seasonality

The Company has determined that the impact on seasonality on its results of operations is minimal; however, fluctuations in product sales revenues are the result of evolving product commercialization efforts by the Company.

Recent Accounting Pronouncements

Fair Value Measurements and Disclosures

In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”). The amendments in ASU 2011-04 generally represent a clarification of Topic 820, but also change certain fair value measurement principles and enhance the disclosure requirements particularly for level 3 fair value measurements (as defined in Note 12 below). ASU 2011-04 also provides a consistent definition of fair value and ensures that the requirements for measuring fair value and for disclosing information about fair value measurements are in accordance with U.S. generally accepted accounting principles and International Financial Reporting Standards. The amendments are effective for interim and annual periods beginning after December 15, 2011 and are to be applied prospectively. The Company adopted ASU 2011-04 as of January 1, 2012, and the adoption did not have a material impact on the Company’s consolidated financial statements as of and for the year ended December 31, 2012.

Presentation of Comprehensive Income

In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220)—Presentation of Comprehensive Income (“ASU 2011-05”). ASU 2011-05 requires an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of equity, which was the Company’s previous presentation, and also requires presentation of reclassification adjustments from other comprehensive income to net income on the face of the financial statements.

In December 2011, the FASB issued ASU No. 2011-12, Comprehensive Income (Topic 220) (“ASU 2011-12”). ASU 2011-12 defers the requirement to present reclassification adjustments from other comprehensive income to net income on the face of the financial statements, pending further deliberation by the FASB.

ASU 2011-05 and ASU 2011-12 are effective for interim and annual periods beginning after December 15, 2011 and are to be applied retrospectively. The Company adopted ASU 2011-05 and ASU 2011-12 as of January 1, 2012.

4. Net Loss Per Share

The Company calculates net loss per share in accordance with Accounting Standards Codification (“ASC”) 260, Earnings Per Share (formerly SFAS No. 128, Earnings Per Share) (“ASC 260”). Under the provisions of ASC 260, basic net loss per share is computed by dividing the net loss for the period by the weighted average number of shares of common stock outstanding for the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of shares of common stock and dilutive common stock equivalents then outstanding. Common stock equivalents consist of shares of common stock issuable upon the exercise of stock options.

BIOMIMETIC THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4. Net Loss Per Share (continued)

The Company had potentially dilutive common stock equivalents outstanding of 3,428,069, 2,748,331 and 2,615,688 shares as of December 31, 2012, 2011 and 2010, respectively. These common stock equivalents consist of issued and outstanding common stock options, and are not included in the above diluted net loss per common share historical calculations as the effect of their inclusion was anti-dilutive. Therefore, the diluted earnings per share is the same as basic earnings per share.

5. Royalty Income, Royalty Expense and Sublicense Fee Income

Royalty Income

The Company has certain agreements with Luitpold Pharmaceuticals, Inc. (“Luitpold”) which cover an exclusive worldwide sublicense and license, trademark license, concurrent use, supply and royalty income relationship. In 2003, the Company entered into an exclusive sublicense agreement with Luitpold, pursuant to which the Company licensed to Luitpold the rights to the exclusive worldwide marketing, distribution and sales of GEM 21S® Growth-factor Enhanced Matrix (“GEM 21S”). In consideration for the license, Luitpold was obligated to pay royalties to the Company based on Luitpold’s net sales of GEM 21S. Luitpold was required to report its sales and remit royalties to the Company on a quarterly basis.

In January 2008, the Company sold its remaining orofacial therapeutic business to Luitpold, including the rights to the downstream formulation, fill, finish, manufacturing and kitting of GEM 21S. As a result of this transaction, the Company expects to continue to receive ongoing royalty payments based on net sales of GEM 21S by Luitpold at least through 2026.

The royalty income earned by the Company from Luitpold’s sales of GEM 21S is classified as revenue on the Company’s condensed consolidated statements of comprehensive income in accordance with the accounting guidance of ASC 605, Revenue Recognition.

Royalty Expense

The Company co-owned certain U.S. patents with Harvard University (“Harvard”). In 2001, the Company entered into a license agreement with Harvard that provides the Company with the exclusive worldwide license to these patents, which are directed towards the use of recombinant platelet derived growth factor (“rhPDGF”) and other growth factors for the healing and restoration of bone and other tissue defects. Under the license agreement, the Company was obligated to make certain royalty and milestone payments to Harvard. In March 2012, the license agreement expired and no further royalty payments are due from the Company to Harvard.

The Company had licensed a number of other third-party U.S. patents and their foreign counterparts covering various formulations of rhPDGF or manufacturing processes for rhPDGF. As a part of the licensing agreements with ZymoGenetics, Inc. (“ZymoGenetics”) relating to such patents, the Company agreed to pay royalties based on net sales of licensed products under the agreement on a country-by-country basis during the term of the agreement. In accordance with such agreement, the Company was required to make certain minimum royalty payments for sales of an orthopedic product. In October 2010, Bristol-Myers Squibb Company (“BMS”) acquired ZymoGenetics and assumed ZymoGenetics’ rights and responsibilities under the licensing agreements. In June 2011, the Company entered into an Amendment to Patent License Agreement (“BMS Amendment”) with BMS which converts the Company’s exclusive world-wide licenses to royalty-free, fully paid up, irrevocable licenses for intellectual property covering various formulations of rhPDGF and manufacturing processes for rhPDGF. The BMS Amendment provided for a one-time, final payment from the Company to BMS totaling $1,500,000, which was paid in July 2011. No further royalty payments are due from the Company to BMS in accordance with the amendment.

The royalty expense incurred by the Company is classified as a selling, general and administrative expense on the Company’s condensed consolidated statements of comprehensive income in accordance with the accounting guidance of ASC 605-45-45, Principal Agent Considerations, and ASC 705, Cost of Sales and Services.

Sublicense Fee Income

Sublicense fee revenue represents the current amortization of the milestone payments the Company previously received from Luitpold. The U.S. Food and Drug Administration (“FDA”) approved the marketing of GEM 21S on November 18, 2005. As a result, the Company received an initial milestone payment of $15,000,000 pursuant to the terms of the Company’s 2003 sublicense agreement with Luitpold. In December 2007, the Company received an additional $5,000,000 milestone payment from Luitpold in connection with the second anniversary of the GEM 21S approval.

BIOMIMETIC THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. Royalty Income, Royalty Expense and Sublicense Fee Income (continued)

In January 2012, the Company announced receipt of the CE Mark for GEM 21S in the EU. The Company believes this CE Mark, obtained on behalf of Luitpold, triggers a $10,000,000 final milestone payment due to the Company from Luitpold pursuant to the terms of the sale of GEM 21S to Luitpold in 2008. At the request of Luitpold, the EU regulatory authorities are re-evaluating the CE Mark. Given this re-evaluation, the EU regulatory authorities have suspended the GEM 21S CE Mark until the re-evaluation process is finalized. Luitpold has notified the Company that as a result of the suspension, it does not believe the milestone conditions have been satisfied and that no milestone payment is required. In July 2012, the Company provided formal notice to Luitpold that it disputes Luitpold’s conclusion and that, absent a satisfactory resolution of the matter, the Company will pursue dispute resolution under the terms of the Company’s contract with Luitpold.

In accordance with the provisions of ASC 605-25, Revenue Recognition, Multiple-Element Arrangements (formerly EITF 00-21, Revenue Arrangements with Multiple Deliverables), and ASU 2010-17, Revenue Recognition – Milestone Method (Topic 605), and the specific accounting guidance regarding biotechnology license, research and development and contract manufacturing agreements, once the proceeds of these milestone payments are received, the Company amortizes them over the term of the amended and restated sublicense agreement with Luitpold, which expires in December 2026. Sublicense fee income represents the current amortization of the proceeds from these milestones. If the Company receives the $10,000,000 milestone from Luitpold, it will be amortized and recorded to sublicense fee income.

6. Receivables - Other

Other receivables at December 31 are summarized as follows:

	2012	2011
Royalties receivable	$69,317	$99,237
Accrued interest receivable	70,064	138,461
Third party reimbursements	101,004	859,745
Franchise tax refund receivable	55,270	22,627
Other	4,459	1,526

	$300,114	$1,121,596

The balance of third party reimbursements at December 31, 2012 decreased from 2011 due to an $843,892 receivable due from Luitpold for rhPDGF-BB shipped to Luitpold. During the fourth quarter of 2011, the Company purchased rhPDGF-BB inventory from Novartis Vaccines and Diagnostics (“Novartis”). Per agreements with Novartis and Luitpold, Novartis agreed to ship this inventory lot directly to Luitpold, and Luitpold agreed to reimburse the Company for the purchase price plus shipping. Accordingly, the Company recorded a receivable from Luitpold, and a related payable to Novartis, as other receivables and accounts payable, respectively, on its consolidated balance sheet as of December 31, 2011, both of which were subsequently paid in 2012. As discussed in Note 5, in January 2008, the Company sold to Luitpold its remaining orofacial therapeutic business, including the rights to the downstream formulation, fill, finish, manufacturing and kitting of GEM 21S. Luitpold utilizes rhPDGF-BB in its manufacture of GEM 21S.

7. Inventory

Inventory at December 31 is summarized as follows:

	2012	2011
Raw materials	$1,449,706	$819,555
Work in progress	1,971,662	2,458,001
Finished goods	1,462,403	285,397

	4,883,771	3,562,953
Reserve for obsolescence	(201,629)	(34,182)

	$4,682,142	$3,528,771

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. Inventory (continued)

Raw materials inventory consists of bulk drug substances, labeling materials, cup trays, cup lids, and other packaging materials used in the manufacturing of the Company’s orthopedic products. Work in progress inventory consists of production runs of cups and vials that are not yet approved and finalized for packaging. Finished goods inventory consists of finished cups and vials ready for packaging, as well as packed kits of Augment and AugmatrixTM Biocomposite Bone Graft (“Augmatrix”) ready for sale. The balance of finished goods at December 31, 2012 and 2011 includes inventory of $205,819 and $30,649, respectively, maintained on consignment at distributors’ warehouses in the United States, Canada and Australia.

The Company records an allowance for shrinkage, waste, expiration or other loss if applicable. The expense for the allowance is recorded within the research and development expense line item within the consolidated statements of comprehensive income.

Cost of sales is comprised of the following costs: raw materials used in the production and manufacturing of vials and cups, testing fees for the vials and cups, labeling materials for the finished kits, packaging materials for inclusion in the finished kit, kit packing costs and freight incurred during the production process. Shipping and handling costs are included in the cost of sales of the product. The cost of sales will vary in direct correlation to the volume of product sales of Augment and Augmatrix kits.

8. Property and Equipment

Property and equipment at December 31 is summarized as follows:

	2012	2011
Equipment, IT hardware and purchased software	$4,158,274	$4,092,877
Furniture and fixtures	759,346	756,580
Leased equipment	316,041	316,041
Leasehold improvements	6,251,093	6,245,664
Equipment, IT hardware and purchased software, not placed in service	1,039,887	1,270,887

	12,524,641	12,682,049
Less accumulated depreciation and amortization	(8,576,560)	(7,377,484)

	$3,948,081	$5,304,565

In May 2007, the Company entered into a lease agreement for approximately 32,000 square feet of office space at the Company’s headquarters in Franklin, Tennessee. This lease replaced in its entirety the Company’s previous lease dated April 2004, as amended in July 2005. The Company has made leasehold improvements to this facility, and amortizes such costs over the life of the lease, which continues until December 2016.

In August 2007, the Company entered into a lease agreement for approximately 30,000 square feet of space in a new facility located at the Company’s headquarters. The new building shell was completed in October 2009 and the Company began recognizing rent expense at that time. The Company intends to utilize the new space as a good manufacturing practices (“GMP”) manufacturing facility and expects to move certain aspects of its manufacturing, warehousing and distribution operations to the new space once the facility is operational.

In April 2011, the Company entered into an amendment to the lease agreement for the new manufacturing and warehousing facility described above. The lease amendment, among other things, deletes certain provisions from the original lease agreement that provided for certain rent reductions if and to the extent that the building’s occupancy increased, and replaced those provisions with automatic rent reductions that go into effect, on one or more occasions, either by a certain date or if the landlord rents space in the new building to a third party.

The Company has purchased manufacturing equipment, lab equipment, IT hardware and software that have not yet been placed into service. The manufacturing equipment that the Company had acquired at a cost of $4,199,430 was intended to be used in a manufacturing, warehousing and distribution facility located at the Company’s campus in Franklin, Tennessee. Due to the uncertainty surrounding the FDA’s review of the Company’s Pre-Market Approval (“PMA”) application for Augment, the uncertain timing of the related build-out construction of the manufacturing facility and the need for immediate manufacturing operations, the uncertain future cash flows associated with the equipment, and the likelihood of deterioration and obsolescence of the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. Property and Equipment (continued)

equipment in the intervening years, the Company has determined that the equipment’s fair value is impaired. In accordance with guidance from ASC 360, Property, Plant and Equipment – Impairment and Disposal of Long-Lived Assets, the Company discerned that the equipment’s salvage value approximates its current fair market value. This equipment is highly technical and customized to the Company’s specific needs, potentially inhibiting its re-sale value. Therefore, the estimated salvage value of the related equipment is based on independent broker quotes obtained for certain equipment items. As a result of such assessment at December 31, 2011, the Company estimated the salvage value to be 30% of the original cost and recorded a $2,939,601 impairment loss, leaving the balance of manufacturing equipment not placed in service, net of impairment loss, at $1,259,829 as of December 31, 2011. The Company’s re-assessment at December 31, 2012 resulted in an additional impairment loss of $227,810 recorded during 2012, leaving the balance of manufacturing equipment not placed in service, net of impairment loss, at $1,032,019 as of December 31, 2012. In addition, the balance of lab equipment, IT hardware and purchased software not placed in service was $7,868 and $11,058 as of December 31, 2012 and 2011, respectively.

In addition, during the year ended December 31, 2012, the Company incurred $5,429 in engineering design/planning costs, build-out construction costs and improvements for the manufacturing, warehousing and distribution facility, for a cumulative total of $2,201,176 as of December 31, 2012, all of which were capitalized as leasehold improvements.

See Note 14 for additional information regarding the Company’s operating lease agreements, leased equipment, and purchase commitments.

9. Deposits

The Company paid a refundable deposit of $10,000 related to its lease of office space at its headquarters. In August 2007, the Company paid a refundable deposit of $375,000 upon signing a lease agreement for approximately 30,000 square feet of space in a facility intended to house certain of its manufacturing and warehousing operations.

10. Capitalized Patent License Fees

The Company has incurred, and continues to incur, costs related to patent license fees and patent applications for Augment, Augment® Injectable Bone Graft (“Augment Injectable”), Augment® Rotator Cuff Graft (“Augment Rotator Cuff”) and the Company’s other product candidates. These payments have been capitalized as patent license fees and will be amortized over their remaining patent life. The termination dates of the patents range from June 2025 to February 2029. As of December 31, 2012 and December 31, 2011, the Company had remaining capitalized costs totaling $2,618,101 and $2,506,079, respectively, and accumulated amortization of $110,215 and $62,489, respectively, related to the acquisition of its patent licenses.

Based on agreements in place and payments made as of December 31, 2012, amortization expense related to capitalized patent license fees is expected to be $51,590 annually for each of the five years ending December 31, 2017.

11. Investments

As of December 31, 2012, the Company had investments of $19,240,953 classified as short-term and available-for-sale. These short-term investments consist of $6,849,083 in commercial paper, $5,752,374 in U.S. government sponsored enterprise (“GSE”) securities, $4,129,046 in corporate bonds and $2,510,450 in bank bonds. The commercial paper investments have maturity dates ranging from January 2013 to May 2013. The GSE securities have maturity dates ranging from January 2013 to April 2013 with coupon rates ranging from 0.19% to 1.0%. The corporate bonds have maturity dates ranging from January 2013 to May 2013 with coupon rates ranging from 1.875% to 5.0%. The bank bonds have maturity dates of March 2013 with coupon rates of 2.25%.

During the three years ended December 31, 2012, there were no declines in market value of investments judged by the Company to be other-than-temporary. Realized gains and losses on investments in marketable securities sold are included in net investment income in the accompanying consolidated statements of comprehensive income for the three years ended December 31, 2012.

BIOMIMETIC THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. Fair Value Measurements

The Company has adopted ASC 820-10, Fair Value Measurements (originally issued as SFAS No. 157, Fair Value Measurements) (“ASC 820-10”), which defines fair value, establishes a framework for measuring fair value hierarchy for assets and liabilities measured at fair value, and requires expanded disclosures about fair value measurements. The ASC 820-10 hierarchy ranks the quality and reliability of inputs, or assumptions, used in the determination of fair value and requires financial assets and liabilities carried at fair value to be classified and disclosed in one of the following three categories:

Level 1 — Observable inputs that reflect quoted prices (unadjusted) in active markets for identical assets and liabilities;

Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and

Level 3 — Unobservable inputs that are not corroborated by market data, therefore requiring the Company to develop its own assumptions.

In January 2010, the Company adopted ASU 2010-06, Fair Value Measurements and Disclosures—Topic 855 (“ASU 2010-06”). ASU 2010-06 provided amendments to ASC 820-10 to require new disclosures for transfers in and out of Levels 1 and 2, as well as a reconciliation of activity within Level 3. In addition, ASU 2010-06 provided amendments that clarify existing disclosures regarding levels of disaggregation and inputs and valuation techniques.

In January 2012, the Company adopted ASU 2011-04 as described in Note 3. The amendments in ASU 2011-04 generally represent a clarification of Topic 820, but also change certain fair value measurement principles and enhance the disclosure requirements particularly for Level 3 fair value measurements.

In accordance with ASC 820-10, as amended by ASU 2010-06 and ASU 2011-04, the Company evaluates assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level at which to classify them for each reporting period. This determination requires significant judgments to be made by the Company.

The financial assets and liabilities subject to fair value measurements at December 31 were as follows:

December 31, 2012	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$16,665,170	$—	$—	$16,665,170
Short-term investments (GSE securities, corporate bonds, bank bonds and commercial paper)	—	19,240,953	—	19,240,953

Total cash and investments	$16,665,170	$19,240,953	$—	$35,906,123

December 31, 2011	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$18,503,061	$—	$—	$18,503,061
Short-term investments (GSE securities, corporate, municipal and bank bonds, and commercial paper)	—	42,950,397	—	42,950,397

Total cash and investments	$18,503,061	$42,950,397	$—	$61,453,458

Fair value estimate

At December 31, 2012 and 2011, the fair value measurement amounts for the Company’s short-term investments consisted of marketable securities which are classified as available-for-sale. The carrying amounts reported in the consolidated balance sheets approximate the fair value of the Company’s marketable securities based on quoted market prices or alternative pricing sources and models utilizing market observable inputs.

The Company’s cash and cash equivalents include cash on hand, deposits in banks, certificates of deposit and money market funds and are reported as Level 1. Due to their short-term nature, the carrying amounts reported in the consolidated balance sheets approximate the fair value of cash and cash equivalents. The Company determined the short-term investments should be classified as Level 2 because the investments are in corporate and agency notes, municipals, and commercial paper securities. At December 31, 2012 and 2011, the Company did not have any financial liabilities that were subject to fair value measurements.

BIOMIMETIC THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13. Other Accrued Expenses

Other accrued expenses at December 31 are summarized as follows:

	2012	2011
Professional fees	$201,274	$430,117
Legal fees	2,197,711	76,868
Taxes and licenses	49,701	40,929
Milestones and royalties payable	—	39,082
Inventory	22,000	8,632
Facilities, supplies, equipment & utilities	4,429	2,624
Sales commissions payable	5,690	27,410
Other	2,931	8,554

	$2,483,736	$634,216

The accrued expenses for legal fees recorded at December 31, 2012 consist of $793,641 for legal defense expenses under its applicable insurance policies related to the litigation described in Note 14, and $1,404,070 for activities surrounding the merger with Wright Medical Group, Inc.

14. Commitments and Contingencies

Litigation

In the ordinary course of business, the Company is subject to legal claims and assessments. Except as described below, the Company is not a party to any legal proceedings, claims or assessments that, in management’s opinion, would have a material adverse effect on the Company’s business, financial condition and results of operations.

In July 2011, a complaint in a securities class action lawsuit (the “Securities Litigation”) was filed in the United States District Court, Middle District of Tennessee, against the Company and certain of its officers on behalf of certain purchasers of the Company’s common stock. The complaint alleged that the Company and certain of its officers violated federal securities laws by making materially false and misleading statements regarding its business, operations, management, future business prospects and the intrinsic value of its common stock, the safety and efficacy of Augment, its prospects for FDA approval and inadequacies in Augment’s clinical trials. The plaintiffs seek unspecified monetary damages and other relief. In January 2013, the Court granted defendants’ motion to dismiss the complaint and dismissed plaintiffs’ claims without leave to amend the complaint. In February 2013, the plaintiffs filed a Motion to Alter Judgment or Amend Order and Judgment of Dismissal with Prejudice, seeking reconsideration of the Court’s decision granting defendants’ motion to dismiss and denying plaintiffs’ leave to amend their complaint. Defendants’ response to that motion is due in March 2013.

In August 2011, a purported shareholder derivative complaint (the “Derivative Litigation”) was filed in the United States District Court, Middle District of Tennessee, allegedly on behalf of and for the benefit of the Company, against all the members of the current Board of Directors of the Company, and names the Company as a nominal defendant. The plaintiffs in the Derivative Litigation make factual allegations similar to the allegations in the Securities Litigation, and allege breach of fiduciary duty, unjust enrichment, abuse of control, gross mismanagement, and waste of corporate assets. The plaintiffs in the Derivative Litigation seek modification of the Company’s corporate governance policies and procedures, and also seek monetary damages in an unspecified amount, including disgorgement of all profits, benefits and compensation obtained by the defendants, and plaintiff’s costs and disbursements associated with the lawsuit, including reasonable attorneys’ fees, accountants’ and experts’ fees, costs, and expenses, and such other relief as the court deems just and proper. All activity in the Derivative Action has been stayed pending resolution of the plaintiffs’ Motion to Alter Judgment or Amend Order and Judgment of Dismissal with Prejudice in the Securities Litigation.

Between November and December 2012, five purported class action complaints related to the business combination of BioMimetic and Wright Medical Group, Inc. (“Wright”) (the “Merger Litigation”) were filed against all or some of the following: the Company, certain of the Company’s current executive officers and directors, Wright and wholly-owned subsidiaries of Wright that were party the merger agreement between Wright and the Company (together, the “Merger Subs”). In November 2012, three stockholder actions, referred to as the Tennessee actions, were filed in the Chancery Court for the State of Tennessee in Williamson County. The plaintiffs allege, among other things: (a) that the executive officers and directors of the Company breached their fiduciary duties to the Company’s public

BIOMIMETIC THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

14. Commitments and Contingencies (continued)

stockholders by authorizing the merger for inadequate consideration and pursuant to an inadequate process, and (b) that BioMimetic, Wright and Merger Subsidiaries aided and abetted the executive officers’ and directors’ alleged breaches of fiduciary duty. The plaintiffs generally seek equitable relief, including an injunction preventing the consummation of the merger until the Company adopts and implements a procedure to obtain the highest possible price for its stockholders, and an award of attorneys’ and other fees and costs. In December 2012, the plaintiffs and defendants in the Tennessee actions filed a Joint Agreed Order requesting, among other things, that the Chancery Court consolidate the Tennessee actions. The Court approved the Joint Agreed Order in December 2012 consolidating the Tennessee actions.

In November and December 2012, two stockholder actions were filed in the Court of Chancery of the State of Delaware, referred to as the Delaware actions, making substantially the same allegations as the Tennessee actions. The plaintiffs generally seek enjoinment of the merger, rescissory damages in the event the merger is consummated prior to the entry of the court’s final judgment, and an award of attorneys’ and other fees and costs. In December 2012, the Delaware Court issued an order consolidating the Delaware actions.

In February 2013, solely to avoid the costs, risks and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, the Company and the other named defendants in the Merger Litigation executed a memorandum of understanding with the plaintiffs to settle the Merger Litigation. This memorandum of understanding provides, among other things, that the parties will seek to enter into a stipulation of settlement which provides for the release of all asserted claims and dismissal with prejudice of the Merger Litigation. The asserted claims will not be released, and the Merger Litigation dismissed, until such stipulation of settlement is approved by the court. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the court will approve such settlement even if the parties were to enter into such stipulation. Additionally, as part of the memorandum of understanding, the Company agreed to make certain additional disclosures related to the proposed transactions described in the Merger Agreement, which were set forth in filings on Form 8-K and Schedule 14A in February 2013. The memorandum of understanding did not settle or release potential claims for plaintiffs’ attorneys’ fees in connection with the Merger Litigation.

If the Company is not ultimately successful in its defense of the Securities Litigation, the Derivative Litigation, and the Merger Litigation, the Company could be forced to make significant payments to, or enter into other settlements with, its stockholders and their lawyers, and such payments or settlement arrangements could have a material adverse effect on the Company’s business, operating results and financial condition. Additional lawsuits with similar claims may be filed by other parties against the Company and its officers and directors. Even if such claims are not successful, these lawsuits or other future similar actions, or other regulatory inquiries or investigations, may result in substantial costs and have a significant adverse impact on the Company’s reputation and divert management’s attention and resources, which could have a material adverse effect on the Company’s business, operating results or financial condition.

The Company continues to vigorously defend against the claims in the Securities Action, the Derivative Action, and the Merger Action. The outcome of these matters are uncertain, however, and the Company cannot currently predict the manner and timing of the resolution of the lawsuits, or an estimate of a meaningful range of possible losses or any minimum loss that could result in the event of an adverse verdict in the lawsuits. In connection with these claims, as of December 31, 2012, the Company has cumulatively recorded $1,262,500 for legal defense expenses within the retention under its applicable insurance policies. However, there can be no assurance as to the ultimate outcome of these claims or whether the Company’s applicable insurance policies will provide sufficient coverage for these claims.

Operating Leases

The Company maintains operating leases for the use of office space at the Company’s headquarters in Franklin, Tennessee.

In May 2007, the Company entered into a lease agreement effective January 1, 2007 with Noblegene Development LLC (“Noblegene”), a related party disclosed in Note 18, replacing in its entirety the Company’s previous lease with Noblegene dated April 2004, as amended in July 2005. This lease extends the lease term and includes additional office space of approximately 9,000 square feet, bringing the total space to approximately 32,000 square feet at the Company’s headquarters in Franklin, Tennessee. Under the terms of the lease, in 2012, the Company paid Noblegene monthly rent of $57,201, as adjusted, plus additional proportionate operating and insurance costs associated with the building and the business campus. The lease agreement contains annual scheduled rate increases equivalent to a minimum of three percent. The Company has recognized rent expense on a straight line basis over the life of the lease, beginning with the date the Company gained access to the premises. The initial term of the lease continues until December 31, 2016, and the Company has the option to extend the lease for two additional five-year terms. Under the terms of the lease, the Company agrees to indemnify Noblegene under specific circumstances.

BIOMIMETIC THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

14. Commitments and Contingencies (continued)

Under the original lease terms, the Company had been provided a rent credit of $106,831 to be used towards improvements. In connection with the new lease agreement and related to the additional space, the Company was provided with an additional rent credit resulting in a total rent credit of $5 per usable square foot (or $160,000). This rent credit was used toward leasehold improvements in 2007. Pursuant to ASC 840, Leases (including former SFAS No. 13, Accounting for Leases, and FASB Technical Bulletin 88-1, Issues Relating to Accounting for Leases), the Company had recorded these tenant-funded improvements and the related deferred rent in its consolidated balance sheets. The deferred rent is being amortized as a reduction to lease expense over the life of the lease.

In August 2007, the Company entered into a lease agreement with Noblegene for approximately 30,000 square feet of space in a new building located in the same complex as the Company’s headquarters in Franklin, Tennessee. The Company intends to move certain of its manufacturing operations to the new space. The lease provides for a tenant improvement allowance of $2,500,000 to reimburse the Company for construction costs associated with building out the leased space. The Company expects to receive the tenant improvement allowance within 30 days of the earlier of: (a) two years after the date the Company obtains a Certificate of Occupancy for the new space, which was June 2011; or (b) upon Noblegene obtaining a permanent mortgage on the new building, the timing of which is uncertain. The initial term of the lease continues 10 years from the October 2009 commencement date. The Company has the option to extend the term of the lease for two additional five-year terms. Under the terms of the lease, the Company agrees to indemnify Noblegene under specific circumstances. Upon initiation of the lease, the Company paid a deposit of $375,000 to Noblegene for the new building. The Company has recorded this deposit in its consolidated balance sheets.

In January 2008, the Company entered into an amendment to its two existing lease agreements described above with Noblegene. The amendment added certain additional exclusions to the definition of “operating costs” in both of the lease agreements. The amendment also provided for the Company to pay $56,686 to Noblegene as a final payment of 2007 operating costs under the May 2007 lease agreement.

In January 2009, the Company amended its August 2007 lease agreement with Noblegene. The amendment increased the base rent by $1.00 to $26.00 per rentable square foot and provided for a one-time payment of $200,000 from the Company to Noblegene. The Company agreed to the increase in rent, and the one-time payment, to compensate Noblegene for increased construction costs due to the Company’s requested changes in the building design. The Company’s lease rate will be reduced at various intervals if the building’s occupancy increases. In all other respects, the lease agreement remains the same. Under the terms of the January 2009 amended lease, the Company paid Noblegene monthly rent of $71,441 in 2012, as adjusted.

The Company recognized rent expense of $1,488,262, $1,678,304 and $1,435,036 for the operating leases with Noblegene associated with the office space and new manufacturing space for the years ended December 31, 2012, 2011 and 2010, respectively. The future commitments as of December 31, 2012 under these operating lease agreements are as follows:

2013	$1,419,802
2014	1,462,396
2015	1,506,268
2016	1,551,456
2017	802,254
Thereafter	1,459,903

Total	$8,202,079

In addition to rent expense, the Company recognized expenses for common area maintenance, taxes, and certain insurance associated with the office space and new manufacturing space of $328,487, $326,737 and $303,324 for the years ended December 31, 2012, 2011 and 2010, respectively.

Capital Leases

The Company leases certain computer equipment and copiers under agreements classified as capital leases. The leased assets serve as security for these liabilities. The accumulated amortization of such equipment at December 31, 2012 and 2011 totaled $192,196 and $110,044, respectively. The net book value of such equipment at December 31, 2012 and 2011 totaled $123,845 and $205,997, respectively.

BIOMIMETIC THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

14. Commitments and Contingencies (continued)

The future commitments as of December 31, 2012 under these capital lease agreements are as follows:

	Principal	Interest	Total
2013	$85,668	$1,943	$87,611
2014	46,056	494	46,550
2015	—	—	—
2016	—	—	—
2017	—	—	—

Total	$131,724	$2,437	$134,161

Employment Agreements

The Company has employment contracts with several individuals, which provide for base salaries, potential annual cash bonuses and long-term equity incentives. These contracts contain certain change of control, termination and severance clauses that require the Company to make payments to these employees if certain events occur as defined in their respective contracts.

Following the Merger Agreement discussed in Note 2, in December 2012, the Company and Wright entered into a retention agreement with Dr. Samuel E. Lynch, the Company’s President and Chief Executive Officer. The Company also entered into retention agreements with certain other executives, including Larry Bullock, the Company’s Chief Financial Officer, and Dr. Russ Pagano, the Company’s Vice President of Clinical and Regulatory Affairs.

Pursuant to his retention agreement, Dr. Lynch is entitled to certain payments and benefits. Accordingly, Dr. Lynch was paid the following in December 2012:

•

$1,250,000 special bonus for work related to the FDA review process of the Company’s PMA application for Augment, subject to Dr. Lynch signing and not revoking a release of claims with the Company and Wright, payable in a single lump sum upon the date the release is effective and irrevocable;

•

$160,275 payment for a portion of his accrued but unused vacation, subject to Dr. Lynch signing and not revoking a release of claims with the Company and Wright, payable in a single lump sum upon the date the release is effective and irrevocable; and

•	$261,632 bonus for calendar year 2012, based on 80% of the target bonus opportunity, paid within 10 calendar days following the effective date of the retention agreement.

Subject to the closing of the Transaction and Dr. Lynch signing and not revoking a supplemental release of claims with the Company and Wright, if Dr. Lynch has remained continuously employed by the Company through the earlier of the 30th day following the date that the FDA approves the Augment PMA application or the first anniversary of the closing date of the Transaction (the “Closing Date”) and terminates his employment with the Company thereafter, or if he is terminated without “cause,” terminated due to death or disability or resigns for “good reason” prior to that date, Dr. Lynch will be entitled to the following:

•	$1,121,280 transaction bonus payment, paid on the 31st day following the date Dr. Lynch’s employment with the Company terminates; and

•

$647,520 non-compete payment, subject to Dr. Lynch’s continued compliance for a period of 12 months following the termination of his employment with his agreement not to engage in certain activities in competition with the business of the Company and not to solicit any of the Company’s customers or employees (as set forth in Dr. Lynch’s employment agreement), paid on the 31st day following the date Dr. Lynch’s employment with the Company terminates.

Pursuant to the terms of Dr. Lynch’s retention agreement and subject to the closing of the Transaction, Dr. Lynch has agreed to waive his right to severance payments and benefits pursuant to his employment agreement with the Company, dated July 17, 2009, as amended. Subject to Dr. Lynch signing and not revoking a supplemental release of claims with the Company and Wright, Dr. Lynch will also be entitled to reimbursement for reasonable expenditures for tax and financial advisory services up to a maximum of $5,000 in the aggregate for a period of 12 months following the date his employment with the Company terminates, and reimbursement for premiums for himself and his eligible dependents to continue coverage pursuant to COBRA for a maximum period of 18 months following the date his employment with the Company terminates.

BIOMIMETIC THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

14. Commitments and Contingencies (continued)

Each of Mr. Bullock and Dr. Pagano has also entered into a retention agreement with the Company. Pursuant to Mr. Bullock’s retention agreement, he is entitled to: (1) payment of his 2012 calendar year bonus of $46,510 no later than December 31, 2012; (2) a transition assistance award of $40,000, if he remains continuously employed by the Company through the Closing Date, paid in a single lump sum within 10 business days following such date; and (3) four additional months of salary continuation payments added to the severance to which Mr. Bullock is otherwise entitled under his employment agreement with the Company, provided that Mr. Bullock remains continuously employed by the Company through the two-month anniversary of the Closing Date.

Pursuant to Dr. Pagano’s retention agreement, he is entitled to: (1) payment of his 2012 calendar year bonus of $35,129 no later than December 31, 2012; (2) a retention payment of $82,500, payable in a single lump sum within 10 business days following the Closing Date, provided Dr. Pagano remains continuously employed by the Company through the Closing Date, $52,000 of such retention payment being subject to repayment in the event Dr. Pagano voluntarily resigns prior to the first anniversary of the Closing Date; and (3) an additional retention payment of $184,000 if Dr. Pagano remains continuously employed by the Company through the first anniversary of the Closing Date, paid within 10 business days following such anniversary.

Supply Agreements

The Company had previously executed supply agreements with Novartis and Cam Bioceramics BV for purchases of inventory raw materials. In February 2012, the Company entered into a supply agreement with Collagen Matrix, Inc. (“CMI”) under which CMI will supply their Matrix product to the Company for resale as part of the Company’s Augmatrix product line. The agreement provides that the Company shall have the exclusive right to purchase the Matrix product from CMI and the exclusive right to sell the Matrix product in all countries where it is approved for marketing or sale by the applicable regulatory authority. The agreement also provides that CMI shall be the exclusive manufacturer and supplier of the Matrix product to the Company. The agreement includes certain milestone payments that the Company is obligated to pay CMI that are either time-based or based on certain cumulative sales thresholds (see “Milestones” below). In addition, the Company is obligated to meet annual minimum purchase commitments. The agreement also provides for certain termination penalties, including: (1) a $750,000 termination fee if the Company terminates the agreement within the first year, (2) additional minimum purchase obligations if the Company terminates the agreement in the first or second years, and (3) a $1.5 million termination fee if the agreement is terminated by a third party that acquires the Company.

Under these agreements, as of December 31, 2012, the Company has agreed to certain minimum purchase commitments or binding orders of which there are commitments and binding orders of $3,860,994 for 2013 and estimated aggregate commitments and binding orders of $23,284,157 for 2014 through 2018.

Milestones

Various milestone payments may be required under the Company’s agreements with Kensey Nash Corporation (“Kensey Nash”) and CMI. The Company may be required to make milestone payments to Kensey Nash in connection with the initiation of certain clinical trials, regulatory filings, product approvals, and/or commercial launch of Augment Injectable. In addition, there are certain time-based milestone payments, triggered by such events, payable to Kensey Nash. Also, the agreement with CMI includes certain time-based milestone payments that the Company is obligated to pay to CMI based on the execution date of the agreement, and the Company may be required to make additional milestone payments to CMI if certain Augmatrix sales targets are achieved. With the exception of a $50,000 milestone payment to CMI upon the February 2012 execution of the agreement with CMI and an additional $50,000 time-based milestone payment to CMI triggered six months after the execution of the agreement with CMI, the remaining milestone payments that the Company is required to pay to Kensey Nash and CMI remain contingent and have not yet occurred. Because of the uncertainty regarding the potential sales growth for Augmatrix and uncertainty regarding the timing associated with the Augment Injectable development program in view of the Company’s voluntary suspension of additional screening and enrollment of patients in the pivotal clinical study, the Company is unable to estimate the amount and timing of our remaining long-term (beyond 2013) milestone obligations.

BIOMIMETIC THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. Stock-Based Compensation

In accordance with ASC 505 and ASC 718, the fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model using weighted average assumptions amortized to expense over the options’ vesting periods for the three years ended December 31, 2012 as follows:

	2012	2011	2010
Risk free interest rate	0.83%	2.27%	2.19%
Expected dividend yield	—	—	—
Volatility factor of the expected market price	75% - 76%	76%	76% - 77%
Forfeiture rate	22.3%	15.3%	8.9%
Weighted average expected life of the option	4.6 to 8.0 years	4.4 to 8.0 years	4.4 to 8.0 years

The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. The expected dividend yield is based on the Company’s historical dividend experience. Since its inception, the Company has not declared dividends. The expected volatility of the Company’s future stock price is based on the historical volatility of the trading price of the Company’s common stock since inception, as well as historical data from three companies similar in size and value to the Company.

The amount of stock-based compensation expense recognized during a period is based on the portion of the awards that are ultimately expected to vest. The Company estimates pre-vesting forfeitures at the time of grant by analyzing historical data and revises those estimates in subsequent periods if actual forfeitures differ materially from those estimates. Ultimately, the total expense recognized over the vesting period will equal the fair value of the awards that actually vest. As of December 31, 2012, the forfeiture rate has increased from 2011 and 2010 due to employee turnover and the expiration of vested awards with an exercise price greater than the current market price. The Company believes the higher forfeiture rate is indicative of current expectations, and accordingly, the Company continues to believe that their estimation methodology is appropriate.

The expected life of options granted represent the period of time that options granted are expected to be outstanding and are derived from the contractual terms of the options granted and adjusted for historical experience. The resulting weighted average expected life of the options granted to employees and non-employees is represented as a range. The Company’s historical experience has shown that employees tend to exercise stock options as the options vest or upon termination, represented by the lower end of the range, whereas non-employee directors or consultants tend to hold the stock options longer term, represented by the higher end of the range.

As described more fully in Note 3, the 2001 long-term stock incentive plan expired in 2011, and as such, no further awards were granted under this stock incentive plan in 2012 and beyond. In June 2012, the Company’s stockholders approved the new 2012 equity incentive plan at the Company’s 2012 annual meeting of stockholders.

Under the 2001 long-term stock incentive plan, a total of 2,230,694 options to purchase shares of common stock remain outstanding as of December 31, 2012, and a total of 1,366,563 shares of common stock had been issued upon the exercise of outstanding options. Under the 2012 equity incentive plan, a total of 1,197,375 options to purchase shares of common stock were issued and remain outstanding as of December 31, 2012, and no shares of common stock had been issued upon the exercise of outstanding options. In addition, a total of 378,418 options previously awarded under the 2001 long-term stock incentive plan have been forfeited since adoption of the 2012 equity incentive plan by the board of directors. The 2012 equity incentive plan provides for 4,000,000 shares of the Company’s common stock, par value $0.001 per share, to be made available initially for issuance pursuant to awards granted, and for additional shares to become available in connection with the termination or forfeiture of awards under the Company’s expired 2001 long-term stock incentive plan and pursuant to an “evergreen provision” that provides an annual increase up to two percent (2%) of the number of shares of common stock outstanding. Accordingly, as of December 31, 2012, a total of 3,181,043 shares of common stock remain available for future issuance in connection with the 2012 equity incentive plan.

BIOMIMETIC THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. Stock-Based Compensation (continued)

Roll-forward information relating to the Company’s stock option plan is as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (millions)
Options at January 1, 2010	2,543,235	$9.45
Granted	729,741	$11.79
Exercised	(419,747)	$3.77
Forfeited, tendered or expired	(237,541)	$8.12

Options at December 31, 2010	2,615,688	$10.59
Granted	727,830	$12.23
Exercised	(100,305)	$7.43
Forfeited, tendered or expired	(494,882)	$11.53

Options at December 31, 2011	2,748,331	$11.62
Granted	1,342,375	$2.15
Exercised	—	—
Forfeited, tendered or expired	(662,637)	$10.60

Options at December 31, 2012	3,428,069	$8.10	10.0 years	$14.7

Options exercisable at December 31, 2012	1,499,043	$11.16	10.0 years	$0.7

The weighted-average grant-date fair value of options granted during the years ended December 31, 2012, 2011 and 2010 was $2.15, $12.23 and $11.78, respectively. The total intrinsic value of options exercised during the years ended December 31, 2012, 2011 and 2010 was $0, $865,740 and $4,712,084, respectively.

The total fair value of options vested during the years ended December 31, 2012, 2011 and 2010 was $3,295,279, $3,415,148 and $5,141,862, respectively. The fair value of vested and non-vested options is determined based on the trading price of the Company’s shares on the grant date.

A summary of the status of the Company’s non-vested shares of stock options at December 31, 2012, and changes during the year ended December 31, 2012, is as follows:

	Shares	Weighted Average Grant-Date Fair Value
Non-vested at January 1, 2012	1,566,479	$11.81
Granted	1,342,375	$2.15
Vested	(317,191)	$10.39
Forfeited or expired (net of tenders)	(662,637)	$10.60

Non-vested at December 31, 2012	1,929,026	$5.72

Based on the Company’s stock option grants outstanding at December 31, 2012, the Company has estimated the remaining unrecognized stock-based compensation expense to be $4,537,618 with a weighted average remaining amortization period of 2.3 years.

In accordance with the provisions of ASC 718, the Company recorded stock-based compensation expense in connection with the option plan totaling $2,740,841, $3,603,934 and $3,983,667 for the years ended December 31, 2012, 2011 and 2010, respectively. During 2010, the Company modified the terms of certain stock option awards for one employee to accelerate vesting by 12 months upon the employee’s termination. The incremental stock-based compensation expense resulting from this modification totaled $125,775, and is included in the Company’s net loss for the year ended December 31, 2010. No income tax benefit related to the Company’s stock-based compensation arrangements is included in its net loss.

BIOMIMETIC THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. Stock-Based Compensation (continued)

2005 Employee Stock Purchase Plan

In 2005, the Company and its stockholders approved the 2005 Employee Stock Purchase Plan (the “purchase plan”), effective upon completion of the Company’s initial public offering in May 2006. In November 2006, the Company’s board of directors amended the purchase plan to expand the employees eligible to participate in the purchase plan and to clarify the offering periods. In February 2012, the Company’s board of directors adopted an amendment to the purchase plan, which was approved by the Company’s stockholders at the June 2012 annual meeting of stockholders, to increase by 400,000 shares the total number of shares of the Company’s common stock authorized for issuance under the purchase plan.

The purchase plan provides the Company’s employees and those of its subsidiaries with an opportunity to purchase shares of its common stock directly from the Company at a discount to the market price. The purchase plan will terminate in 2015 unless sooner terminated by the Company. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended.

The February 2012 amendment to the purchase plan increased the maximum number of shares of common stock available for sale under the purchase plan from 200,000 shares to 600,000 shares. The purchase plan provides for offer periods of three months to eligible employees. Under the purchase plan, eligible employees can purchase shares of common stock through payroll deductions up to 15% of their eligible base compensation, at a price equal to 85% of the lower of the beginning or ending quarterly market price. Employees became eligible to participate in the purchase plan beginning July 1, 2006.

As of December 31, 2012, a total of 395,831 shares of common stock remain available for issuance under the purchase plan. In accordance with the provisions of ASC 718, the Company has recorded stock-based compensation expense in connection with the purchase plan of $57,757, $36,572 and $48,771 for the years ended December 31, 2012, 2011 and 2010, respectively.

401(k) Profit Sharing Plan

Effective January 1, 2004, the Company began sponsoring the 401(k) Profit Sharing Plan & Trust (the “401(k) plan”), which is a defined contribution retirement plan covering substantially all the Company’s employees, subject to certain minimum age and service requirements. Participation in the 401(k) plan is optional. The Company provides matching contributions, which for plan years prior to 2011 was at the discretion of the Company’s board of directors. Effective January 1, 2011, in order to bring the 401(k) plan within safe harbor provisions and eliminate the need for annual discrimination testing, the board amended the 401(k) plan so that the Company’s matching contribution is no longer discretionary. The Company match generally consists of matching contributions in shares of the Company’s common stock valued at up to 4% of eligible employee compensation and will vest immediately. Such matching contributions are generally awarded during the first quarter of each calendar year, but cover the previous calendar year just ended resulting in compensation expense recorded in that previous calendar year.

In December 2010, the Company adopted an amendment, effective January 1, 2011, to authorize the Plan Trustee to exercise the voting rights with respect to any trust fund or trust fund investment held pursuant to the Plan.

In February 2012, the Company’s board of directors approved and adopted an increase of 400,000 shares to the maximum number of shares of the Company’s common stock that may be offered and sold pursuant to the Plan, bringing the aggregate reserve to 500,000 shares.

As of December 31, 2012, there were 318,231 shares remaining available for issuance under the 401(k) plan. In accordance with the provisions of ASC 718, the Company recorded stock-based compensation expense in connection with the 401(k) plan at the time of the Company match at year-end. Accordingly, the Company has recorded stock-based compensation expense in connection with the 401(k) plan of $231,703, $259,823 and $234,416 for the years ended December 31, 2012, 2011 and 2010, respectively.

BIOMIMETIC THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. Stock-Based Compensation (continued)

Securities Authorized for Issuance under Stock-Based Compensation Plans

The following table sets forth a summary of the securities issuable under the Company’s 2001 long-term stock incentive plan, 2012 equity incentive plan, 2005 employee stock purchase plan and 401(k) profit sharing plan as of December 31, 2012.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
2001 Long-Term Stock Incentive Plan (1)	2,230,694	$11.29	—
2012 Equity Incentive Plan (2)	1,197,375	$2.15	3,181,043
2005 Employee Stock Purchase Plan (3)	N/A	N/A	395,831
Employee 401(k) Plan Company Match (4)	N/A	N/A	318,231

Total	3,428,069		3,895,105

(1)	The 2001 long-term stock incentive plan expired in 2011 and no further options will be granted under this plan. However, options that are forfeited due to employee termination, option expiration or other factors will be added to the number of securities remaining available for future issuance under the 2012 equity incentive plan.
(2)	In February 2012, the Company’s board of directors approved and adopted the 2012 equity incentive plan, which was approved by the Company’s stockholders during the Company’s June 2012 annual meeting of stockholders.
(3)	In February 2012, the Company’s board of directors approved and adopted an amendment to increase the total number of securities remaining available for future issuance under the 2005 employee stock purchase plan by 400,000 shares. The amendment was approved by the Company’s stockholders during the Company’s June 2012 annual meeting of stockholders. The additional 400,000 shares are reflected in this balance.
(4)	In February 2012, the Company’s board of directors approved and adopted an increase of 400,000 shares to the total number of securities remaining available for future issuance under the 401(k) profit sharing plan. The additional 400,000 shares are reflected in this balance.

16. Employee Benefits

Section 223 Health Savings Account Plan

Effective January 1, 2010, the Company began offering employees the benefit of participating in a Section 223 Health Savings Account Plan, whereas the Company and the employee may make contributions to a Health Savings Account (“HSA”) under section 223 of the Internal Revenue Code if the employee is covered by a high deductible health plan (“HDHP”). The Company made contributions of $139,603, $294,500 and $345,353 for the years ended December 31, 2012, 2011 and 2010, respectively.

BIOMIMETIC THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

17. Income Taxes

At December 31, 2012, the Company had federal net operating loss (“NOL”) carryforwards of $148,450,861, of which $2,067,626 originated from the disqualifying disposition of stock options. The federal NOL carryforwards will begin to expire in 2022. State net operating loss carryforwards at December 31, 2012 totaled $132,021,398, the majority of which was subject to a valuation allowance and which include $1,751,151 related to non-qualified stock option deductions. To the extent of NOL carryforwards related to the stock option deductions for disqualifying dispositions, when realized, the resulting benefits will be credited to stockholders’ equity. The use of deferred tax assets, including federal net operating losses, is limited to future taxable earnings. Based on the required analysis of future taxable income under the provisions of ASC 740, Income Taxes (formerly SFAS No. 109), the Company’s management believes that there is not sufficient evidence at December 31, 2012 indicating that the results of operations will generate sufficient taxable income to realize the net deferred tax asset in years beyond 2012. As a result, a valuation allowance was provided for the entire net deferred tax asset related to future years, including loss carryforwards.

The Company’s ability to use its NOL carryforwards could be limited and subject to annual limitations. In connection with future years, the Company may realize a “more than 50% change in ownership” which could further limit its ability to use its NOL carryforwards accumulated to date to reduce future taxable income and tax liabilities. Additionally, because U.S. tax laws limit the time during which NOL carryforwards may be applied against future taxable income and tax liabilities, the Company may not be able to take advantage of all or portions of its NOL carryforwards for federal income tax purposes.

The Company incurred net operating losses, and no income tax expense has been recorded, for the three years ended December 31, 2012.

The Company files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. However, loss carryforwards from closed years are still subject to U.S. federal examinations or state and local income tax examinations by tax authorities from the originating year.

Effective January 1, 2007, the Company adopted a provision of ASC 740 to account for uncertain tax positions. ASC 740 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation prescribes that the Company should use a “more likely than not” recognition threshold based on the technical merits of the tax position taken. Tax positions that meet the “more likely than not” recognition threshold should be measured in order to determine the tax benefit to be recognized in the financial statements. ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

As a result of implementing ASC 740, the Company did not have any unrecognized tax benefits or liabilities, or any associated amounts for interest and penalties. As a result, there was no effect on its financial position or results of operations as of and for the three years ended December 31, 2012.

The benefit for income taxes consists of the following amounts:

	Years Ended December 31,
	2012	2011	2010
Current:
Federal	$—	$—	$—
State	—	—	—

Total current	—	—	—
Deferred:
Federal	(8,403,577)	(11,344,678)	(11,282,566)
State	(321,204)	(485,018)	(489,727)

Total deferred	(8,724,781)	(11,829,696)	(11,772,293)

Total benefit, before valuation allowance	(8,724,781)	(11,829,696)	(11,772,293)
Change in valuation allowance	8,724,781	11,829,696	11,772,293

Total benefit, after valuation allowance	$—	$—	$—

BIOMIMETIC THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

17. Income Taxes (continued)

The net deferred income taxes as of December 31 include the following amounts of deferred income tax assets and liabilities:

	2012	2011
Deferred tax assets (liabilities) – current:
Deferred revenue	$366,059	$371,037
Accrued salaries and paid time off	356,720	782,067
Litigation settlement	299,138	—
Inventory reserve	29,267	13,023
Other	40,929	40,155

Total net deferred tax assets (liabilities) – current	$1,092,113	$1,206,282

Deferred tax assets (liabilities) – noncurrent:
Net operating loss carryforwards	$55,302,103	$46,411,437
Fixed assets (tax basis difference)	2,407,578	2,212,661
Intangibles (tax basis difference)	—	—
Deferred revenue	4,761,784	5,183,368
Deferred compensation on stock options	723,855	528,648
Unrealized gain (loss) on investments	1,475	(2,528)
Other	453,575	477,834

Total deferred tax assets (liabilities) – noncurrent	63,650,370	54,811,420

Net deferred tax assets (liabilities)	64,742,483	56,017,702
Valuation allowance	(64,742,483)	(56,017,702)

Net deferred tax assets (liabilities)	$—	$—

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before the provision for income taxes.

The sources and tax effects of the differences are as follows:

	2012	2011	2010
Federal income tax benefit at U.S. statutory rates	$(9,451,749)	$(11,284,592)	$(11,538,476)
State income taxes, net of federal benefit	(937,898)	(1,232,094)	(1,261,703)
Permanent differences	789,952	1,067,224	1,226,479
Change in valuation allowance	8,724,781	11,829,696	11,772,293
Other	874,914	(380,234)	(198,593)

Total income tax benefit for continuing operations	$—	$—	$—

18. Related Party Transactions

All related party transactions are reviewed and approved by the audit committee, as required by the audit committee charter.

Intellectual Property

Dr. Samuel E. Lynch, the Company’s President and Chief Executive officer, was a faculty member at Harvard and in such position was the co-inventor of certain intellectual property. As part of his employment arrangement with Harvard, he assigned all of his rights to the intellectual property to Harvard. The Company currently has a license agreement with Harvard with respect to certain portions of this intellectual property. As is customary, Harvard often shares some of the royalties it receives from successful intellectual property licenses with the faculty members that invented such intellectual property. During the year ended December 31, 2012, Harvard paid $22,172 to Dr. Lynch, for a cumulative total of $1,010,959 as of December 31, 2012, with respect to the Company’s payment of milestones and royalties to Harvard and the intellectual property licensed to the Company as compensation to Dr. Lynch as the co-inventor of the intellectual property that the Company licenses from Harvard. Additional payments may be due in the future.

BIOMIMETIC THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

18. Related Party Transactions (continued)

Lease Agreement

The Company maintains operating lease agreements with Noblegene for the use of office and manufacturing space at its headquarters in Franklin, Tennessee. Dr. Lynch is a former partner in Noblegene but maintained an ownership interest at the time the Company entered into the lease agreements. In March 2008, Dr. Lynch sold his ownership interest back to Noblegene. Since the owner of Noblegene is the brother-in-law of Dr. Lynch’s wife, Noblegene continues to be a related party. Other than the consideration to buy Dr. Lynch’s interest in Noblegene, Dr. Lynch has not received any amounts from Noblegene for the lease because Noblegene had operated at a loss and did not make any distributions of profits to its members prior to Dr. Lynch’s divestiture of his interest in Noblegene. Dr. Lynch will not receive any future amounts from Noblegene in connection with the lease.

Membership on the Board of Directors of a Third Party Company

Dr. Lynch currently serves as a director of Capital Bank, N.A., a Southeastern regional bank with offices in Florida, North Carolina, South Carolina, Tennessee and Virginia. As of December 31, 2012, the Company maintained accounts at Capital Bank, N.A., including a portion of its cash and cash equivalents.

Consulting Agreement with a member of the Board of Directors

In August 2012, the Company entered into a two-year consulting agreement with Gary E. Friedlaender, M.D. for consulting services relating to the use of biological products, including growth-factor based products, to treat orthopedic injuries and conditions. The 2012 agreement extends the consulting relationship that the Company had with Dr. Friedlaender pursuant to an August 2010 consulting agreement.

In September 2006, the Company appointed Dr. Friedlaender as a member of its board of directors. Prior to the September 2006 appointment, the Company’s existing consulting arrangement with Dr. Friedlaender provided compensation for his consulting work through stock option grants. As part of his consulting compensation, Dr. Friedlaender received option awards on July 15, 2001 to purchase 7,500 shares of common stock at an exercise price of $0.67, and on February 26, 2006 to purchase 20,250 shares of common stock at an exercise price of $3.63. The option awards, which were 100% vested upon issuance, have been fully exercised by Dr. Friedlaender. For the years ended December 31, 2012, 2011 and 2010, the Company paid Dr. Friedlaender $15,000, $26,875 and $10,000, respectively, for consulting services performed pursuant to the consulting agreements.

Consulting Agreement with a Relative of a Member of the Board of Directors

In December 2011, the Company entered into a two-year consulting agreement with Dr. Michael Ehrlich for consulting services relating to planning, design and evaluation of product candidates being developed for use in musculoskeletal applications including fracture repair, cartilage repair/regeneration and other sports medicine indications. The 2011 agreement extends the consulting relationship that the Company had with Dr. Ehrlich pursuant to a December 2010 consulting agreement. In October 2004, the Company appointed Dr. Michael Ehrlich’s son, Chris Ehrlich, as a member of its board of directors. For the years ended December 31, 2012, 2011 and 2010, the Company paid Dr. Michael Ehrlich $5,000, $5,500 and $4,875, respectively, for consulting services performed pursuant to the consulting agreements.

BIOMIMETIC THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

19. Unaudited Information

The following table presents unaudited quarterly financial data of the Company. The Company’s quarterly results of operations for these periods are not necessarily indicative of future results.

	Revenue	Loss From Operations	Net Loss	Net Loss Per Share – Basic	Net Loss Per Share – Diluted
Year ended December 31, 2012
1st Quarter	$466,378	$(6,140,171)	$(6,117,256)	$(0.22)	$(0.22)
2nd Quarter	437,090	(6,433,276)	(6,415,661)	(0.23)	(0.23)
3rd Quarter	688,664	(4,612,949)	(4,598,649)	(0.16)	(0.16)
4th Quarter	879,536	(10,571,908)	(10,793,784)	(0.38)	(0.38)

	Revenue	Loss From Operations	Net Income (Loss)	Net Income (Loss) Per Share – Basic	Net Income (Loss) Per Share – Diluted
Year ended December 31, 2011
1st Quarter	$398,685	$(7,993,408)	$(7,953,314)	$(0.28)	$(0.28)
2nd Quarter	439,281	(8,265,969)	(8,241,037)	(0.29)	(0.29)
3rd Quarter	428,627	(7,143,492)	(7,122,399)	(0.25)	(0.25)
4th Quarter	458,353	(6,947,478)	(9,873,227)	(0.35)	(0.35)

20. Subsequent Events

The Company evaluated subsequent events through March 13, 2013, the date that these consolidated financial statements were available to be issued. No material subsequent events have occurred since December 31, 2012, other than those items disclosed below relating to the merger with Wright Medical Group, Inc.

Special Stockholder Meeting

In February 2013, the Company held a special meeting of its stockholders (the “Special Meeting”). Two proposals were voted on at the meeting: (1) to adopt the Agreement and Plan of Merger, dated November 19, 2012, by and among Wright Medical Group, Inc., Achilles Merger Subsidiary, Inc., Achilles Acquisition Subsidiary, LLC and BioMimetic, pursuant to which Achilles Merger Subsidiary, Inc. will be merged with and into BioMimetic and immediately thereafter, BioMimetic will merge with and into Achilles Acquisition Subsidiary, LLC as described in the Proxy Statement first mailed to the stockholders of BioMimetic on or about January 23, 2013 (the “Proxy Statement”); and (2) to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be paid by BioMimetic to its named executive officers in connection with the merger as described in the Proxy Statement. Both proposals were approved by the stockholders on February 26, 2013.

Completion of Acquisition by Wright Medical Group, Inc.

Effective March 1, 2013, Wright completed its acquisition of BioMimetic. As described in Note 2, in conjunction with the closing of the transaction, merger consideration consisting of cash, stock and CVRs was issued. The CVRs were listed for trading on the Nasdaq Global Market under the symbol WMGIZ and began trading on Monday, March 4, 2013. BioMimetic’s common stock ceased trading on the Nasdaq Global Market as of March 1, 2013.

Exercise of Stock Options and Termination of Equity Incentive Plans

Effective March 1, 2013 and in conjunction with the completion of Wright’s acquisition of BioMimetic, a total of 891,323 net shares of BioMimetic common stock were issued pursuant to the exercise of stock options, at an aggregate exercise price of $3,394,072, under the Company’s 2012 equity incentive plan and were exchanged for merger consideration consisting of cash, stock and CVRs. At the completion of the merger, certain stock options which were not exercised or terminated were assumed by Wright and converted into options to acquire shares of Wright common stock.

BIOMIMETIC THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

20. Subsequent Events (continued)

In accordance with the Merger Agreement and effective March 1, 2013, the Company terminated each of its equity incentive plans, including the 2012 equity incentive plan, 2005 employee stock purchase plan and 401(k) profit sharing plan. No additional shares of common stock were issued pursuant to the 2005 employee stock purchase plan and 401(k) profit sharing plan subsequent to December 31, 2012.